ISCO International Reports Financial Results for the Fourth Quarter and Full Year 2007 and Investor Call

ELK GROVE VILLAGE, IL -- 02/20/2008 -- ISCO International, Inc. (AMEX: ISO), a leading supplier of RF management and interference-control solutions for the wireless telecommunications industry, today reported financial results for the fourth quarter and full year 2007. The Company also announced an investor call for February 27, 2008.

Financial Results

ISCO reported revenues of $3.3 million and $9.6 million for the three and twelve month periods ended December 31, 2007, respectively, representing decreases from the $3.8 million and $15.0 million reported during the comparable periods of 2006. Gross margins were 39% and 40% for the twelve month periods ended December 31, 2007 and 2006, respectively. The consolidated net loss was $1.4 million and $6.4 million for the three and twelve month periods ended December 31, 2007, respectively, compared to $1.3 million and $4.4 million during the same periods of 2006.

Backlog entering 2008 was approximately $1.6 million, up from less than $0.5 million going into 2007. Deferred revenue related to software increased to $0.3 million at December 31, 2007, up from $0.2 million at December 31, 2006.

ISCO measures Cash Flow based on EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted for non-cash equity compensation expense, as an important non-GAAP measure of its performance. Please see the note on non-GAAP financial information attached.

"While we were able to improve as 2007 went along, receiving more customer orders in the fourth quarter 2007 than the average of the first three quarters of 2007 and fourth quarter of 2006, we nevertheless joined a host of OEMs and after-market infrastructure providers who reported sub par results for 2007," said Mr. Ralph Pini, Interim CEO of ISCO. "We do have some reasons for optimism going into 2008. First and foremost, we closed the acquisition of Clarity Communication Systems, which immediately expands both our customer base and broadens our RF management portfolio of products to include mobile device applications and software delivery within wireless telecommunications. This move accelerates our expansion into digital space.

"At the same time we have taken our RF conditioning and interference management business to new markets, including the announcements of expansion into Latin America and India, as well as push into the European market as it prepares to re-mine GSM spectrum with UMTS," concluded Mr. Pini.

Going Concern Modification in Audit Opinion

In compliance with the American Stock Exchange Company Guide sections 401 and 610, the Company is providing separate disclosure of its expectation to receive a Going Concern opinion modification from its independent auditors, in the Company's 2007 Annual Report on Form 10K expected to be filed with the SEC during late March 2008. The Company has received a Going Concern opinion modification in several recent annual reports, including 2006, 2005, and 2004.

Investor call for February 27, 2008 at 4:30pm eastern

To participate in the call domestically, dial 1-888-241-0558. International callers should dial 1-647-427-3417. The conference name is "ISCO International Fourth Quarter 2007 Investor Call." The call will be replayed for 30 days at 1-800-695-9469 (or 1-402-220-0618 for international callers), with a pass code of 35670777.

Following opening comments, a short question and answer session will be held. Participants are asked to dial in 10 minutes prior to the beginning of the call. The call will be webcast live and then archived for 30 days. ISCO will provide a link to the call on its website (www.iscointl.com) for both the live and archived versions. A copy of the webcast link will be provided at www.iscointl.com and is copied below.

Webcast: http://www.b2i.us/external.asp?b=826&id=44771&from=du&L=e

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measure: GAAP net income (loss) excluding non-cash charges for patent amortization, depreciation and other amortization, equity compensation, and accrued interest expense. We present this non-GAAP financial measure as a supplement in reporting our financial results to provide investors with an additional tool to evaluate our operating results. This non-GAAP financial measure should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses the above non-GAAP financial measure internally to understand, manage and evaluate our business, particularly on a cash flow basis. Our management believes this measure is useful for the Company and investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense for example, and the non-GAAP measure which excludes this item, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods. This non-GAAP measure is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends. Our management believes this non-GAAP financial measure is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making. Management sets operating plans and is evaluated and measured on both net result as well as cash flow as typically measured by EBITDA (earnings before interest, taxes, depreciation and amortization), removing the non-cash impact of equity compensation expense, and thus uses this non-GAAP measure internally on a regular basis.

Non-GAAP Measurement Tables:
                                    Unaudited             Unaudited
                                 3 months ended        3 months ended
                                December 31, 2007     December 31, 2006
($millions)
Net loss per GAAP                    ($1.4)                ($1.3)

Non-cash Equity Compensation          $0.2                  $0.5
Depreciation and Amortization         $0.0                  $0.0
Accrued Interest                      $0.2                  $0.3
                                      ----                  ----

Net "Cash Flow" Result               ($1.0)                ($0.5)
                                     ======                ======

                                    Unaudited             Unaudited
                                 12 months ended       12 months ended
                                December 31, 2007     December 31, 2006
($millions)
Net loss per GAAP                    ($6.4)                ($4.4)

Non-cash Equity Compensation          $1.4                  $1.6
Depreciation and Amortization         $0.2                  $0.1
Accrued Interest                      $1.0                  $0.9
                                      ----                  ----

Net "Cash Flow" Result               ($3.8)                ($1.8)
                                     ======                ======

About ISCO International and Clarity Communication Systems

ISCO International (www.iscointl.com) is a leading global supplier of radio frequency management and interference-control systems for the wireless telecommunications industry and mobile operators. Clarity (www.claritycsi.com) specializes in the design, development and deployment of solutions for mobile devices and wireless networks. ISCO acquired Clarity during January 2008. Combined, the companies provide the wireless market with highly differentiated solutions, including adaptive interference management; PoC and PTx applications and hosted solutions; RF conditioning for all wireless technologies; location based applications and services; and novel, situational aware applications that combine both PoC and location enablement.

Safe Harbor Statement

Because ISCO wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect ISCO's current expectations regarding the combined entity's future results of operations, performance and achievements. ISCO has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "looks," "expects," "plans," "intends" and similar expressions. These statements reflect ISCO's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the combined entity's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the combined entity's technology; the spending patterns of wireless network operators in connection with the build out of ISCO's 2.5G and 3G wireless systems; ISCO's ability to obtain financing in the future if necessary; ISCO's history of net losses and the lack of assurance that ISCO's earnings will be sufficient to cover fixed charges in the future; uncertainty about the combined entity's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the risks of foreign operations; continued downward pressure on the prices charged for the combined entity's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; ISCO's ability to attract and retain key personnel; the combined entity's ability to protect its intellectual property; the risks of legal proceedings; ISCO's ability to successfully integrate the combined entity. A more complete description of these risks, uncertainties and assumptions is included in ISCO's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K filed by ISCO with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Neither ISCO nor Clarity undertakes any obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date above or to reflect the occurrence of unanticipated events.

                                               Three Months Ended
                                           December 31,    December 31,
                                               2007           2006
                                               ----           ----
                                                    UNAUDITED
                                         (millions of dollars and shares;
                                              except per share data)

    Net sales                                  $3.3           $3.8
    Costs and expenses:
      Cost of sales                             2.3            2.3
      Research and development                  0.8            0.6
      Selling and marketing                     0.6            0.8
      General and administrative                0.8            1.1
                                                ---            ---

    Total costs and expenses                    4.5            4.8

    Operating loss                            $(1.2)         $(1.0)

    Other income (expense):
      Interest income                           0.0            0.0
      Interest expense                         (0.2)          (0.3)
                                               -----          -----
    Total other income (expense)              $(0.2)         $(0.3)

    Net loss                                  $(1.4)         $(1.3)

    Basic and diluted loss per common
     share                                   $(0.01)        $(0.01)

    Weighted average number of common
     shares outstanding                       200.6          187.9

                                              Twelve Months Ended
                                           December 31,    December 31,
                                               2007           2006
                                               ----           ----
                                                    UNAUDITED
                                         (millions of dollars and shares;
                                              except per share data)

    Net sales                                  $9.6          $15.0
    Costs and expenses:
      Cost of sales                             5.9            9.1
      Research and development                  2.8            2.0
      Selling and marketing                     2.4            3.2
      General and administrative                4.0            4.3
                                                ---            ---
    Total costs and expenses                   15.1           18.6

    Operating loss                            $(5.5)         $(3.6)

    Other income (expense):
      Interest income                           0.1            0.1
      Interest expense                         (1.0)          (0.9)
                                               -----          -----
    Total other income (expense)              $(0.9)         $(0.8)

    Net loss                                  $(6.4)         $(4.4)

    Basic and diluted loss per common
     share                                   $(0.03)        $(0.02)

    Weighted average number of common
     shares outstanding                       194.9          185.5

Selected Balance Sheet Information:         (unaudited)
                                            December 31,   December 31,
                                               2007           2006
                                               ----           ----
                                        (millions of dollars and shares;
                                              except per share data)

    Cash and equivalents                       $1.8           $2.9
    Working Capital excl. Debt                 $5.5           $9.9
    Total Assets                              $22.7          $26.9
    Debt, short term and long term,
     including related accrued interest       $15.9          $16.4
    Stockholders' Equity                       $4.6           $8.2

Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario
PHONE: 847-391-9492

INTERNET: iscoir@iscointl.com